EXHIBIT 99.1

August 13, 2020

The AZEK Company Announces Third Quarter Fiscal Year 2020 Financial Results

Reports Results For First Time As A Public Company; Increasing Demand Drives Strong Q4 Outlook; Accelerating And Increasing Capacity Investments

THIRD QUARTER FISCAL 2020 HIGHLIGHTS

•	Residential segment net sales increased 5.5% year-over-year to $192.6 million; June net sales increased over 15% year-over-year

•	Deck, Rail & Accessories net sales increased over 9% year-over-year

•	Net loss of ($52.1) million, driven by $59.7 million of IPO-related and debt extinguishment expenses; Net Margin of (23.3%)

•	Adjusted EBITDA increased 9.6% year-over-year to $57.8 million; Adjusted EBITDA Margin expanded 200 basis points to 25.8%

•	Balance sheet significantly strengthened as IPO net proceeds were primarily used to pay down debt

•	Q4 Outlook – Expecting net sales growth of 12% to 17% year-over-year and Adjusted EBITDA growth of 14% to 19% year-over-year

Chicago, Ill. (BUSINESS WIRE) — The AZEK Company Inc. (the “Company” or “AZEK”) (NYSE: AZEK), an industry-leading manufacturer of beautiful, low-maintenance residential and commercial building products, today announced financial results for the third quarter ended June 30, 2020 of its fiscal year 2020.

CEO COMMENTS

“We are very pleased to be announcing our earnings results for the first time as a public company,” commented Jesse Singh, AZEK’s Chief Executive Officer. “Despite the difficult environment, our growth initiatives and margin expansion programs such as recycling remain on track. Our dedicated team delivered sales and Adjusted EBITDA growth in the quarter and expanded Adjusted EBITDA Margin by 200 basis points compared to very strong performance in the same quarter last year. We achieved these results through our focus on customer service, disciplined execution and prudent cost management, while continuing to drive our strategic initiatives and long-term growth potential.”

“At the beginning of the third quarter, we experienced an industry-wide slowdown and interruption due to the negative impact from the COVID-19 pandemic, with certain geographies more severely affected by stay-at-home and shutdown orders than others. Consistent with our core values, our priority was to ensure the health and safety of our employees, channel partners and customers.”

“As the quarter progressed, we saw momentum improve within our Residential segment as channels re-opened, new construction re-started, stay-at-home orders were eased in certain regions and homeowners continued to invest in home improvement and their outdoor living spaces. Our strong focus on the customer has led to an increase in multiple customer engagement metrics that we track including digital interaction, sample orders and new dealers, as well as contractor and architect conversions. Demand accelerated in June driving significant sell-through growth across both Deck, Rail & Accessories and Exteriors in the month, and our ability to meet demand in decking and railing product lines was somewhat limited by capacity and timing. We continued to experience robust demand trends through July.”

“We continue to execute on our strategic initiatives that position our business for future success, and we remain optimistic about our long-term growth opportunity. We used the proceeds from our recent IPO to reduce our debt and are announcing an expanded capacity plan from an original $100 million investment to approximately $180 million to support the significant market demand and wood conversion opportunity. The strategic capacity expansion plan includes an incremental 70% decking production capacity and a new manufacturing facility over the next 18 to 24 months.”

“I would like to thank all of our employees for their hard work, dedication and adaptability that are enabling us to effectively manage through the adversity associated with COVID-19 and quickly respond to a sharp increase in market demand,” concluded Mr. Singh.

INITIAL PUBLIC OFFERING

On June 16, The AZEK Company announced the completion of its initial public offering of 38,237,500 shares of its Class A common stock, including the exercise in full by the underwriters of their option to purchase up to 4,987,500 additional shares of Class A common stock, at a price to the public of $23.00 per share. The aggregate net proceeds to AZEK from the offering were approximately $819.4 million, after deducting underwriting discounts and commissions and estimated offering expenses. During the quarter, the Company used approximately $783 million of the net proceeds from the IPO to retire debt.

THIRD QUARTER FISCAL 2020 CONSOLIDATED RESULTS

Net sales for the third quarter of fiscal 2020 increased by $2.4 million, or 1.1%, to $223.7 million from $221.3 million for the third quarter of fiscal 2019. The increase was primarily attributable to higher sales growth in our Residential segment. Net sales for the Residential segment increased by 5.5%, partially offset by a decrease in the Commercial segment of 19.7%, in each case, as compared to the prior year period.

Gross profit for the third quarter of fiscal 2020 decreased by $0.3 million, or 0.4%, to $75.1 million from $75.4 million for the third quarter of fiscal 2019. Gross profit as a percent of net sales decreased to 33.6%, compared to 34.1% for prior year period. The decrease in gross profit as a percent of net sales was primarily driven by higher depreciation expense and the impact of COVID-19 related production costs.

Adjusted Gross Profit for the third quarter of fiscal 2020 increased by $0.7 million, or 0.9%, to $91.2 million from $90.5 million for the third quarter of fiscal 2019. Adjusted Gross Profit Margin was 40.8%, inclusive of an approximately 90 basis points negative impact from COVID-19 related production costs.

Selling, general and administrative expenses increased by $15.0 million, or 29.8%, to $65.2 million, or 29.1% of net sales, for the third quarter of fiscal 2020 from $50.2 million, or 22.7% of net sales, for the third quarter of fiscal 2019. The increase was primarily attributable to IPO-related expenses of $22.1 million, including the recognition of stock-based compensation expense, partially offset by lower marketing-related expenses during the initial COVID-19 disruption early in the quarter.

Net loss was ($52.1) million, or ($0.44) per share, for the third quarter of fiscal 2020 as compared to net income of $1.5 million for the third quarter of fiscal 2019, primarily due to the expenses related to the extinguishment of debt and an increase in selling, general and administrative expenses due to recognition of additional stock-based compensation expense as a result of our IPO.

Adjusted EBITDA for the third quarter of fiscal 2020 increased by $5.0 million, or 9.6%, to $57.8 million from $52.8 million for the third quarter of fiscal 2019. The increase was mainly driven by higher sales as well as lower selling, general and administrative expenses, partially offset by higher COVID-19 related production costs. Adjusted EBITDA Margin expanded 200 basis points to 25.8% from 23.8% for the prior year period.

THIRD QUARTER FISCAL 2020 SEGMENT RESULTS

Residential Segment

Net sales for the third quarter of fiscal 2020 increased by $10.0 million, or 5.5%, to $192.6 million from $182.6 million for the third quarter of fiscal 2019. The increase was primarily attributable to higher sales in our Deck, Rail & Accessories business while our Exteriors business rebounded in June as key geographies and channels re-started new construction and remodeling activity later in the quarter.

Segment Adjusted EBITDA for the third quarter of fiscal 2020 increased by $8.2 million, or 15.2% to $62.3 million from $54.1 million for the third quarter of fiscal 2019. The increase was mainly driven by higher sales and net manufacturing productivity improvements, as well as lower selling, general and administrative expenses as a result of lower marketing and travel expenses, partially offset by higher COVID-19 related production costs.

Commercial Segment

Net sales were $31.1 million for the third quarter of fiscal 2020 compared to $38.7 million for the third quarter of fiscal 2019, a decrease of $7.6 million, or 19.7%. The Commercial segment has greater exposure to the broader economy, and the business saw net sales decline as the effects of COVID-19 impacted certain end market demand during the quarter. The decrease in sales was due in part to geographic shutdowns for our Scranton Products bathroom partition business and a significant contraction in retail and tradeshow segments for our Vycom sheet business.

Segment Adjusted EBITDA was $5.0 million for the third quarter of fiscal 2020, compared to $6.9 million for the third quarter of fiscal 2019. The decrease was primarily driven by lower sales and higher manufacturing costs, partially offset by reductions in selling, general and administrative expenses.

NINE MONTHS FISCAL 2020 RESULTS

Consolidated net sales for the nine months ended June 30, 2020 increased by $56.6 million, or 9.8%, to $635.3 million from $578.7 million for the comparable period of fiscal 2019. Residential segment net sales were up 13.0% to $538.5 million, partially offset by Commercial segment net sales, which decreased by 5.3% to $96.8 million, in each case as compared to the prior year.

Net loss was ($57.9) million, or ($0.52) per share, for the nine months ended June 30, 2020. The net loss is primarily due to $66.6 million of expenses related to the extinguishment of debt and an increase in selling, general and administrative expenses due to recognition of additional stock-based compensation expense as a result of our IPO. Net Margin was (9.1%) for the nine months ended June 30, 2020.

Adjusted EBITDA for the nine months ended June 30, 2020 increased by $20.4 million, or 16.0%, to $147.4 million from $127.1 million for the nine months ended June 30, 2019. Adjusted EBITDA Margin expanded 120 basis points to 23.2% from 22.0% a year ago.

BALANCE SHEET, CASH FLOW and LIQUIDITY

As of June 30, 2020, the Company had cash and cash equivalents of $215.1 million and approximately $97.0 million available under the borrowing base for future borrowings under our Revolving Credit Facility. Total debt as of June 30, 2020 was $506.7 million, including $467.1 million under our Term Loan Credit Agreement and $44.0 million outstanding under our Revolving Credit Agreement.

Net cash provided by operating activities was $11.3 million and $20.3 million for the nine months ended June 30, 2020 and 2019, respectively.

OUTLOOK

“As we enter our fourth quarter, our outlook is based on current strong demand within our Residential segment end markets, balanced by the economic uncertainty caused by the pandemic, including high unemployment. Over the next quarter, we expect continued robust demand within our Residential segment across both our Deck, Rail & Accessories and Exteriors businesses, partially offset by continued weakness in our Commercial segment. Strong demand has resulted in certain temporary shortages in our decking and railing product lines. While we added capacity during the third quarter, we have accelerated the deployment of our previously announced expansion and expect additional capacity to come online during the fourth quarter as well as the second and third quarters of our fiscal year 2021, with the completion of the program expected in the first half of fiscal year 2022,” added Mr. Singh.

AZEK is introducing guidance for the fourth quarter fiscal 2020 for net sales growth in the range of 12% to 17% year-over-year following 13% growth in the comparable period last year and Adjusted EBITDA growth in the range of 14% to 19% year-over-year following 16% growth in the comparable period last year.

CONFERENCE CALL INFORMATION

To access the live conference call, please register for the call in advance by visiting http://www.directeventreg.com/registration/event/6685168. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and unique conference call codes for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investors.azekco.com/events-and-presentations/.

For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the AZEK website or by dialing (855) 859-2056 or (404) 537-3406. The conference ID for the replay is 6685168. The replay will be available until 10:59 p.m. (CT) on August 27, 2020.

ABOUT THE AZEK® COMPANY

The AZEK® Company Inc. is an industry-leading designer and manufacturer of beautiful, low-maintenance residential and commercial building products and is committed to innovation, sustainability and research & development. Headquartered in Chicago, Illinois, the company operates manufacturing facilities in Ohio, Pennsylvania and Minnesota. For additional information, please visit azekco.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this earnings release, including statements regarding future operations are forward-looking statements. In some cases, forward looking statements may be identified by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if,” and similar expressions intended to identify forward-looking statements. In particular, statements about potential new products and product innovation, statements regarding the potential impact of the COVID-19 pandemic, statements about the markets in which we operate, including growth of our various markets and growth in the use of engineered products, and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this earnings release are forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors” set forth in Part II, Item 1A of the Quarterly Report on Form 10-Q for our third quarter of fiscal 2020 and in our other SEC filings, including the Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (“SEC”) on June 15, 2020 (the “Prospectus”). Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this earnings release may not occur and actual results may differ materially and adversely from those anticipated or implied in the forward-looking statements. You should read this earnings release with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

These statements are based on information available to us as of the date of this earnings release. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. We disclaim any intention and undertake no obligation to update or revise any of our forward-looking statements after the date of this release to reflect actual results or future events or circumstances whether as a result of new information, future events or otherwise, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

NON-GAAP FINANCIAL MEASURES

To supplement our earnings release and consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or (“GAAP”), we use certain non-GAAP performance financial measures, as described within this earnings release, to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance from management’s view and because we believe they provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry. Our GAAP financial results include significant expenses that are not indicative of our ongoing operations as detailed within this earnings release.

However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our earnings release and our consolidated financial statements prepared and presented in accordance with GAAP.

We define Adjusted Gross Profit as gross profit before depreciation and amortization, business transformation costs and acquisition costs as described below. Adjusted Gross Profit Margin is equal to Adjusted Gross Profit divided by net sales.

We define Adjusted Net Income as net income (loss) before depreciation and amortization, share-based compensation costs, business transformation costs, acquisition costs, initial public offering costs and certain other costs as described below.

We define Adjusted Diluted EPS as Adjusted Net Income divided by weighted average common shares outstanding – diluted, to reflect the conversion or exercise, as applicable, of all outstanding shares of restricted stock awards, restricted stock units and options to purchase shares of our common stock.

We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax (benefit) expense and depreciation and amortization and by adding to or subtracting therefrom items of expense and income as described above.

Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net sales. Net Leverage is equal to gross debt less cash and cash equivalents, divided by trailing twelve month Adjusted EBITDA. We believe Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage are useful to investors because they help identify underlying trends in our business that could otherwise be masked by certain expenses that can vary from company to company depending on, among other things, its financing, capital structure and the method by which its assets were acquired, and can also vary significantly from period to period. We also add back depreciation and amortization and share-based compensation because we do not consider them indicative of our core operating performance. We believe their exclusion facilitates comparisons of our operating performance on a period-to-period basis. Therefore, we believe that showing gross profit and net income, as adjusted to remove the impact of these expenses, is helpful to investors in assessing our gross profit and net income performance in a way that is similar to the way management assesses our performance. Additionally, EBITDA and EBITDA margin are common measures of operating performance in our industry, and we believe they facilitate operating comparisons. Our management also uses Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin in conjunction with other GAAP financial measures for planning purposes, including as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. Management considers Adjusted Gross Profit and Adjusted Net Income as useful measures because our cost of sales includes the depreciation of property, plant and equipment used in the production of products and the amortization of various intangibles related to our manufacturing processes. Further, management considers Net Leverage as a useful measure to assess our borrowing capacity

Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	These measures do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

•	These measures do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect our income tax expense or the cash requirements to pay our taxes;

•

Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude the expense of depreciation and amortization of our assets, and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;

•

Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude the expense associated with our equity compensation plan, although equity compensation has been, and will continue to be, an important part of our compensation strategy;

•

Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude certain business transformation costs, acquisition costs and other costs, each of which can affect our current and future cash requirements; and

•

Other companies in our industry may calculate Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, none of these metrics should be considered indicative of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Segment Adjusted EBITDA

Depending on certain circumstance, Segment Adjusted EBITDA may be calculated differently, from time to time, than our Adjusted EBITDA and Adjusted EBITDA Margin, which are further discussed under the heading “Non-GAAP Financial Measures.” Segment Adjusted EBITDA represents a measure of segment profit reported to our chief operating decision maker for the purpose of making decisions about allocating resources to a segment and assessing its performance. For more information regarding how Segment Adjusted EBITDA is determined, see our Consolidated Financial Statements and related notes included in our Quarterly Report on Form 10-Q for the third quarter fiscal 2020 filed with the SEC and the Prospectus (as defined above).

The AZEK Company Inc.

Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars, except for share and per share amount)

(Unaudited)

	June 30, 2020	September 30, 2019
ASSETS:
Current assets:
Cash and cash equivalents	$215,111	$105,947
Trade receivables, net of allowances	79,605	52,623
Inventories	130,626	115,391
Prepaid expenses	10,323	6,037
Other current assets	875	10,592

Total current assets	436,540	290,590
Property, plant and equipment, net	235,229	208,694
Goodwill	951,190	944,298
Intangible assets, net	306,095	342,418
Other assets	1,268	2,262

Total assets	$1,930,322	$1,788,263

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$36,414	$47,479
Accrued rebates	22,770	22,733
Accrued interest	1,185	13,578
Current portion of long-term debt obligations	—	8,304
Accrued expenses and other liabilities	47,222	47,903

Total current liabilities	107,591	139,997
Deferred income taxes	26,732	34,003
Finance lease obligations—less current portion	10,901	11,181
Long-term debt—less current portion	506,656	1,103,313
Other non-current liabilities	8,929	9,746

Total liabilities	660,809	1,298,240
Commitments and contingencies (See Note 16)
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued and outstanding at June 30, 2020 and September 30, 2019, respectively	—	—
Class A common stock, $0.001 par value; 1,100,000,000 shares authorized, 121,566,577 shares issued and outstanding at June 30, 2020, and 75,093,778 issued and outstanding at September 30, 2019	122	75
Class B common stock, $0.001 par value; 100,000,000 shares authorized, 33,068,963 shares issued and outstanding at June 30, 2020 and at September 30, 2019	33	33
Additional paid-in capital	1,488,474	652,493
Accumulated deficit	(219,116)	(162,578)

Total stockholders’ equity	1,269,513	490,023

Total liabilities and stockholders’ equity	$1,930,322	$1,788,263

The AZEK Company Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands of U.S. dollars, except for share and per share amount)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Net sales	$223,711	$221,307	$635,339	$578,669
Cost of sales	148,588	145,897	429,553	394,948

Gross margin	75,123	75,410	205,786	183,721
Selling, general and administrative expenses	65,164	50,185	158,330	136,988
Other general expenses	1,623	1,997	6,716	6,155
Loss on disposal of plant, property and equipment	366	36	394	1,472

Operating income (loss)	7,970	23,192	40,346	39,106

Other expenses:
Interest expense	25,148	21,440	64,882	63,213
Loss on extinguishment of debt	37,538	—	37,538	—

Total other expenses	62,686	21,440	102,420	63,213

Income (loss) before income taxes	(54,716)	1,752	(62,074)	(24,107)
Income tax expense (benefit)	(2,600)	241	(4,200)	(4,831)

Net income (loss)	$(52,116)	$1,511	$(57,874)	$(19,276)

Net income (loss) per common share:
Basic and Diluted	$(0.44)	$0.01	$(0.52)	$(0.18)

Comprehensive income (loss)	$(52,116)	$1,511	$(57,874)	$(19,276)

Weighted average shares used in calculating net income (loss) per common share:
Basic and Diluted	118,738,357	108,162,741	113,525,537	108,162,741

The AZEK Company Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	Nine Months Ended June 30,
	2020	2019
Operating activities:
Net income (loss)	$(57,874)	$(19,276)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation	33,603	24,155
Amortization of intangibles	41,622	45,479
Non-cash interest expense	6,527	2,990
Deferred income tax benefit	(4,048)	(5,565)
Non-cash compensation expense	18,670	3,530
Fair value adjustment for contingent consideration	—	53
Loss on disposition of property, plant and equipment	394	1,472
Bad debt provision	522	284
Loss on extinguishment of debt	37,538	—
Changes in certain assets and liabilities:
Trade receivables	(26,385)	(33,739)
Inventories	(12,703)	(612)
Prepaid expenses and other current assets	(4,130)	(3,111)
Accounts payable	(12,753)	(869)
Accrued expenses and interest	(8,592)	1,616
Other assets and liabilities	(1,105)	3,850

Net cash provided by (used in) operating activities	11,286	20,257

Investing activities:
Purchases of property, plant and equipment	(54,768)	(46,440)
Proceeds from sale of property, plant and equipment	223	49
Acquisition, net of cash acquired	(18,453)	—

Net cash provided by (used in) investing activities	(72,998)	(46,391)

Financing activities:
Proceeds from initial public offering, net of related costs	822,630	—
Proceeds from 2025 Senior Notes	346,500	—
Redemption of Senior Notes	(665,000)	—
Payments of debt extinguishment costs	(24,938)	—
Proceeds under revolving credit facility	129,000	40,000
Payments under revolving credit facility	(85,000)	(40,000)
Payments on long-term debt obligations	(341,958)	(6,228)
Payment of debt issuance costs	(7,704)	—
Proceeds (repayments) of finance lease obligations	(601)	1,592
Payments of contingent consideration	—	(2,000)
Redemption of capital contributions	(3,553)	(26)
Capital contributions	1,500	1,311

Net cash provided by (used in) financing activities	170,876	(5,351)

Net increase (decrease) in cash and cash equivalents	109,164	(31,485)
Cash and cash equivalents – Beginning of period	105,947	82,283

Cash and cash equivalents – End of period	$215,111	$50,798

Supplemental cash flow disclosure:
Cash paid for interest, net of amounts capitalized	$70,801	$66,086
Cash paid for income taxes, net	544	803
Supplemental non-cash investing and financing disclosure:
Capital expenditures in accounts payable at end of period	$5,058	$4,142
Property, plant and equipment acquired under finance leases	630	1,549

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
(In thousands)
Net income (loss)	$(52,116)	$1,511	$(57,874)	$(19,276)
Interest expense	25,148	21,440	64,882	63,213
Depreciation and amortization	26,597	23,243	75,225	69,634
Tax expense (benefit)	(2,600)	241	(4,200)	(4,831)
Stock-based compensation costs	18,788	737	20,169	2,600
Business transformation costs (1)	109	2,831	435	12,608
Acquisition costs (2)	182	521	1,538	3,656
Initial public offering costs	1,623	1,997	6,716	6,155
Other costs (3)	2,551	250	3,015	(6,693)
Capital structure transaction costs (4)	37,538	—	37,538	—

Total adjustments	109,936	51,260	205,318	146,342

Adjusted EBITDA	$57,820	$52,771	$147,444	$127,066

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Net income (loss)	(23.3)%	0.7%	(9.1)%	(3.3)%
Interest expense	11.3%	9.7%	10.2%	10.9%
Depreciation and amortization	11.9%	10.5%	11.8%	12.0%
Tax expense (benefit)	(1.2)%	0.1%	(0.7)%	(0.8)%
Stock-based compensation costs	8.4%	0.3%	3.2%	0.4%
Business transformation costs	0.0%	1.3%	0.1%	2.2%
Acquisition costs	0.1%	0.2%	0.2%	0.6%
Initial public offering costs	0.7%	0.9%	1.1%	1.1%
Other costs	1.1%	0.1%	0.5%	(1.1)%
Capital structure transaction costs	16.8%	0.0%	5.9%	0.0%

Total adjustments	49.1%	23.1%	32.3%	25.3%

Adjusted EBITDA Margin	25.8%	23.8%	23.2%	22.0%

(1)

Business transformation costs include consulting and other costs related to repositioning of our brands of $0.0 million and $0.7 for the three months ended June 30, 2020 and 2019, respectively, and $0.0 million and $3.9 million for the nine months ended June 30, 2020 and 2019, respectively, compensation costs related to the transformation of the senior management team of $0.1 million and $0.2 million for the three months ended June 30, 2020 and 2019, respectively, and $0.4 million and $1.9 million for the nine months ended June 30, 2020 and 2019, respectively, costs related to the relocation of our corporate headquarters of $0.0 million and $1.8 million for the nine months ended June 30, 2020 and 2019, respectively, startup costs of our new recycling facility of $0.0 million and $1.4 million for the three months ended June 30, 2020 and 2019, respectively and $0.0 million and $2.9 million for the nine months ended June 30, 2020 and 2019, respectively, and other integration-related costs of $0.0 million and $0.5 million for the three months ended June 30, 2020 and 2019, respectively, and $0.0 million and $2.1 million for the nine months ended June 30, 2020 and 2019, respectively.

(2)

Acquisition costs reflect costs directly related to completed acquisitions $0.1 million and $0.5 million for the three months ended June 30, 2020 and 2019, respectively, and $0.9 million and $3.7 million for the nine months ended June 30, 2020 and 2019, respectively, and inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition of $0.1 million and $0.0 million for the three months ended June 30, 2020 and 2019, respectively, and $0.6 million and $0.0 million for the nine months ended June 30, 2020 and 2019, respectively.

(3)

Other costs include costs for legal expenses of $0.4 million and $0.2 million for the three months ended June 30, 2020 and 2019, respectively, and $0.4 million and $0.8 million for the nine months ended June 30, 2020 and 2019, respectively, reduction in workforce costs of $0.4 million for the three and nine months ended June 30, 2020, income from an insurance recovery of legal loss of $0.0 million and $7.7 million for the nine months ended June 30, 2020 and 2019, respectively, and costs related to an incentive plan associated with our IPO of $1.8 million and $0.1 million for the three months ended June 30, 2020 and 2019, respectively, and $2.2 million and $0.2 million for the nine months ended June 30, 2020 and 2019, respectively.

(4)

Capital structure transaction costs include loss on extinguishment of debt of $1.9 million for the 2021 Senior Notes and $35.6 million for the 2025 Senior Notes for the three and nine months ended June 30, 2020.

Adjusted Gross Profit and Adjusted Gross Profit Margin Reconciliation

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
(In thousands)
Gross Profit	$75,123	$75,410	$205,786	$183,721
Depreciation and amortization (1)	15,925	13,653	46,463	41,514
Business transformation costs (2)	—	1,399	—	2,908
Acquisition costs (3)	111	—	665	—
Other costs (4)	75	—	75	—

Adjusted Gross Profit	$91,234	$90,462	$252,989	$228,143

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Gross Profit	33.6%	34.1%	32.4%	31.7%
Depreciation and amortization	7.1%	6.2%	7.3%	7.2%
Business transformation costs	—	0.6%	—	0.5%
Acquisition costs	0.1%	—	0.1%	—
Other costs	—	—	—	—

Adjusted Gross Profit Margin	40.8%	40.9%	39.8%	39.4%

(1)

Depreciation and amortization for the three and nine months ended June 30, 2020 and 2019 consists of $9.7 million, $6.8 million, $27.9 million and $20.8 million, respectively, of depreciation and $6.2 million, $6.9 million, $18.6 million and $20.7 million, respectively, of amortization of intangibles relating to our manufacturing process.

(2)	Business transformation costs include start-up costs of our new recycling facility for the three and nine months ended June 30, 2019.
(3)

Acquisition costs include $0.1 million and $0.7 million for inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition, for the three and nine months ended June 30, 2020, respectively.

(4)	Other costs include reduction in workforce costs of $0.1 million for the three and nine months ended June 30, 2020.

Adjusted Net Income and Adjusted Diluted EPS Reconciliation

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
(In thousands)
Net income (loss)	$(52,116)	$1,511	$(57,874)	$(19,276)
Depreciation and amortization (1)	26,597	23,243	75,225	69,634
Stock-based compensation costs	18,788	737	20,169	2,600
Business transformation costs (2)	109	2,831	435	12,608
Acquisition costs (3)	182	521	1,538	3,656
Initial public offering costs	1,623	1,997	6,716	6,155
Other costs (4)	2,551	250	3,015	(6,693)
Capital structure transaction costs (5)	37,538	—	37,538	—
Tax impact of adjustments (6)	(19,425)	(6,922)	(33,112)	(20,486)

Adjusted Net Income	$15,847	$24,168	$53,650	$48,198

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Net income (loss) per common share - diluted	$(0.44)	$0.01	$(0.51)	$(0.18)
Depreciation and amortization	0.22	0.21	0.66	0.64
Stock-based compensation costs	0.16	0.01	0.18	0.03
Business transformation costs	0.00	0.03	0.00	0.12
Acquisition costs	0.00	0.00	0.01	0.03
Initial public offering costs	0.01	0.02	0.06	0.06
Other costs	0.02	0.00	0.03	(0.06)
Capital structure transaction costs	0.32	—	0.33	—
Tax impact of adjustments	(0.16)	(0.06)	(0.29)	(0.19)

Adjusted Diluted EPS (7)	$0.13	$0.22	$0.47	$0.45

(1)

Depreciation and amortization for the three and nine months ended June 30, 2020 and 2019 consists of $12.7 million, $8.2 million, $33.6 million and $24.2 million, respectively, of depreciation and $13.9 million, $15.1 million, $41.6 million and $45.5 million, respectively, of amortization of intangibles.

(2)

Business transformation costs include consulting and other costs related to repositioning of our brands of $0.0 million and $0.7 for the three months ended June 30, 2020 and 2019, respectively, and $0.0 million and $3.9 million for the nine months ended June 30, 2020 and 2019, respectively, compensation costs related to the transformation of the senior management team of $0.1 million and $0.2 million for the three months ended June 30, 2020 and 2019, respectively, and $0.4 million and $1.9 million for the nine months ended June 30, 2020 and 2019, respectively, costs related to the relocation of our corporate headquarters of $0.0 million and $1.8 million for the nine months ended June 30, 2020 and 2019, respectively, startup costs of our new recycling facility of $0.0 million and $1.4 million for the three months ended June 30, 2020 and 2019, respectively and $0.0 million and $2.9 million for the nine months ended June 30, 2020 and 2019, respectively, and other integration-related costs of $0.0 million and $0.5 million for the three months ended June 30, 2020 and 2019, respectively, and $0.0 million and $2.1 million for the nine months ended June 30, 2020 and 2019, respectively.

(3)

Acquisition costs reflect costs directly related to completed acquisitions $0.1 million and $0.5 million for the three months ended June 30, 2020 and 2019, respectively, and $0.9 million and $3.7 million for the nine months ended June 30, 2020 and 2019, respectively, and inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition of $0.1 million and $0.0 million for the three months ended June 30, 2020 and 2019, respectively, and $0.6 million and $0.0 million for the nine months ended June 30, 2020 and 2019, respectively.

(4)

Other costs include costs for legal expenses of $0.4 million and $0.2 million for the three months ended June 30, 2020 and 2019, respectively, and $0.4 million and $0.8 million for the nine months ended June 30, 2020 and 2019, respectively, reduction in workforce costs of $0.4 million for the three and nine months ended June 30, 2020, income from an insurance recovery of legal loss of $0.0 million and $7.7 million for the nine months ended June 30, 2020 and 2019, respectively, and costs related to an incentive plan associated with our IPO of $1.8 million and $0.1 million for the three months ended June 30, 2020 and 2019, respectively, and $2.2 million and $0.2 million for the nine months ended June 30, 2020 and 2019, respectively.

(5)

Capital structure transaction costs include loss on extinguishment of debt of $1.9 million for the 2021 Senior Notes and $35.6 million for the 2025 Senior Notes for the three and nine months ended June 30, 2020.

(6)	Tax impact of adjustments are based on applying a combined U.S. federal and state statutory tax rate of 24.5% and 24.0% for the three and nine months ended June 30, 2020 and 2019, respectively.
(7)

Weighted average common shares outstanding used in computing diluted net income (loss) per common share of 119,067,790 and 108,162,741, for the three months ended June 30, 2020 and 2019, respectively, and 113,635,347 and 108,162,741 for the nine months ended June 30, 2020 and 2019, respectively.

Net Leverage Reconciliation

	Twelve Months Ended September 30,	Nine Months Ended June 30,	Nine Months Ended June 30,	Twelve Months Ended June 30,
	2019	2019	2020	2020
(In thousands)
Net income (loss)	$(20,196)	$(19,276)	$(57,874)	$(58,794)
Interest expense	83,205	63,213	64,882	84,874
Depreciation and amortization	93,929	69,634	75,225	99,520
Tax expense (benefit)	(3,955)	(4,831)	(4,200)	(3,324)
Stock-based compensation costs	3,682	2,600	20,169	21,251
Business transformation costs	16,560	12,608	435	4,387
Acquisition costs	4,110	3,656	1,538	1,992
Initial public offering costs	9,076	6,155	6,716	9,637
Other costs	(6,845)	(6,693)	3,015	2,863
Capital structure transaction costs	—	—	37,538	37,538

Total adjustments	199,762	146,342	205,318	258,738

Adjusted EBITDA	$179,566	$127,066	$147,444	$199,944

Long-term debt—less current portion				$506,656
Unamortized deferred financing fees				4,456
Unamortized original issue discount				542

Gross debt				511,654
Cash and cash equivalents				(215,111)

Net debt				296,543
Net Leverage				1.5x

Outlook

We have not reconciled Adjusted EBITDA guidance to its most comparable GAAP measure as a result of the uncertainty regarding, and the potential variability of, reconciling items such as the variability in the provision for income taxes, the estimates for warranty and rebate accruals and timing of the gain or loss on disposal of property, plant and equipment. Such reconciling items that impact Adjusted EBITDA have not occurred, are outside of our control or cannot be reasonably predicted. Accordingly, a reconciliation of Adjusted EBITDA to its most comparable GAAP measure is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA guidance and future GAAP results.

Investor Relations Contact:

Solebury Trout

312-809-1093

ir@azekco.com

Media Contact:

Lisa Wolford

917-846-0881

lwolford@soleburytrout.com

Source: The AZEK Company Inc.